EXHIBIT 99.1

News Release

Contact: Martin Murray, 603-634-2228, martin.murray@nu.com

    Mike Skelton, 603-634-3270, michael.skelton@nu.com

For Immediate Release:

Northern Pass Proposes Improved North Country Route

New Plan Includes Major Investment in Underground Construction

Hooksett, NH. June 27, 2013 – The Northern Pass project, a proposed transmission line carrying low-cost renewable hydroelectric power to New Hampshire and New England, today proposed an improved route in the northernmost section of the project area. The $1.4 billion project is subject to a comprehensive state and federal public permitting process and is expected to be operational by mid-2017. Customers will not pay any of the costs associated with the project as it will be financed by its developers.

The new proposal includes an improved route, partially underground, through New Hampshire’s North Country, and was developed in response to concerns about potential visual impacts and property rights. “Over the past two years, we’ve met with landowners, citizens, key stakeholders, and public officials from across New Hampshire in an effort to better understand their concerns with our original proposal,” said Gary Long, president and COO of Public Service of New Hampshire (PSNH), a subsidiary of the project’s parent company, Northeast Utilities. “We have worked hard to develop a new proposal that is better for New Hampshire and responsive to feedback we’ve received.”

With the new route proposal in place, the project team plans to increase its community outreach efforts in the weeks and months ahead as the federal and state permitting processes continue in earnest. An amendment to the Presidential Permit application will soon be filed with the U.S. Department of Energy (DOE), followed by a filing in 2014 with the New Hampshire Site Evaluation Committee, which oversees the rigorous state permitting process.

Changes Address View Concerns

The new proposed North Country route includes 32.25 miles of new right-of-way, and partial underground construction within developed public transportation corridors, and follows a more easterly path than the original proposal submitted in 2010. The route has been strategically placed in order to minimize potential visual impacts. Northern Pass is seeking to locate the remaining 147 miles of the 187-mile project on PSNH’s existing rights-of-way, where transmission and distribution lines are located today.

The overhead portions of the line in the North Country will be more remote, and more shielded from view by taking advantage of forested buffers between the line and populated areas. And, as part of ongoing efforts to refine and improve the project, a revised design reduces structure heights from a maximum structure height of 135 feet to a most common height of between 85 to 95 feet in the White Mountain National Forest, as well as elsewhere along the direct current portion of the line that runs from the Canadian border to Franklin. Moreover, the project has also

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redesigned a 17-mile section of the proposed alternating current line located in existing rights-of-way from Franklin to Concord in an effort to reduce structure heights. This redesign reduces the most common structure heights along this section to 80 feet and means 92 percent of structures will be 100 feet or less, where previously only 51 percent of structures were 100 feet or less.

Working with willing landowners in the North Country, the project was able to acquire land or easements conducive to minimizing visual impacts of the line. “The new, overhead portion of the route is an improvement over the original route because it features much larger, isolated properties, and is located in less populated areas,” Long noted. “It will be far less visible to the public. In fact, the portion of the route requiring overhead lines placed in a new right-of-way will use 83 percent fewer properties than the original proposal and will be 70 percent less populated than the original proposal.”

As part of the New Hampshire permitting process, the project team will submit a visual impact assessment. In addition, the U.S. DOE will undertake its own independent visual impact assessment.

Major Investment in Underground Construction

The new North Country route includes two sections of underground construction. A 2,300 foot section of underground is proposed for the Route 3 crossing in Pittsburg, and a 7.50-mile section is proposed within town and state roads through portions of Stewartstown and Clarksville. The project plans to make these major investments in underground construction in order to address public feedback while completing a vastly improved route in the North Country.

“We understand the interest in burying the lines as a way to avoid potential visual impacts, and we believe that these underground sections, combined with the more remote overhead portions of the route, will go a long way toward addressing those concerns,” added Long. “We have considered many route options, and this proposal is a compromise. It allows us to complete our route, begin the rigorous public permitting process, while incorporating partial underground. We look forward to working closely with the towns and neighbors along the entire route. We understand that review of potential view impacts will take place as part of the state and federal permitting process, and we trust this will yield the best possible project for New Hampshire.” With the addition of the underground section, more than 83 percent of the entire route now involves either underground technology or the use of existing rights-of-way.

NH Benefits: Clean Energy, Tax Revenue, Low-Cost Power, Jobs

The project is expected to reduce New Hampshire’s annual energy costs by $20 to $35 million (regional savings of $200 to $300 million) by displacing costlier fossil fuel generation sources that would otherwise be needed to meet regional demand. The environmental benefits will also be significant, since the project will reduce regional carbon emissions by up to five million tons per year—equivalent to eliminating the annual emissions of nearly 900,000 cars. That is about 200,000 more cars than are currently registered in New Hampshire.

An additional key benefit of the project is the significant tax impact it will have on local communities, as the project is expected to generate about $28 million in new property taxes annually. The final design and cost of the project will drive the actual taxes, and the project team

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will work with local communities to provide them with accurate information on what revenue they can each expect from the project.

The Greater Manchester Chamber of Commerce cited reduced energy costs, improved regional fuel diversity, and the environmental benefits of renewable energy as key drivers in its support of the project. “The clean, renewable energy delivered by Northern Pass will provide New Hampshire with fuel diversity at a time when our region is becoming more and more dependent on natural gas, the price of which will likely not always be so low,” said Robin Comstock, president and CEO of the Greater Manchester Chamber of Commerce. “Diversity, which brings stability, is good for business.” The Greater Nashua Chamber of Commerce, which also endorsed Northern Pass, cited the project’s magnitude as evidence that it will have a positive impact on reducing energy costs. “Northern Pass is the largest and most significant energy project under consideration, not only here in New Hampshire, but also across New England,” noted Chris Williams, president and CEO of the Greater Nashua Chamber of Commerce. “It will play an integral role in larger efforts to control energy costs and provide more price stability in the future.”

On the economic front, the project will create 1,200 New Hampshire jobs per year during its construction period, and due to the effects of lower energy costs on the economy, an additional 200 jobs will be created each year after the line is in operation. “At a time when our economy is struggling and in need of a boost, Northern Pass will create hundreds of in-state jobs with good wages and benefits,” said Joe Casey, president of the New Hampshire State Building and Construction Trades Council. “The economic benefits of this project for communities, workers, and businesses are undeniable.”

The Permitting Process and Public Input

The project will soon submit an amended application to the U.S. DOE that will explain the new route and continue the rigorous federal review process, including opportunities for public input. In 2014, a permit application will be filed with the New Hampshire Site Evaluation Committee which will initiate a separate permitting process with further opportunities for public input.

In addition, Northern Pass will increase its community outreach efforts in the weeks and months ahead. “We are looking forward to working with the State, and all its citizens. As part of that commitment, we will hold a series of open house events in towns near and along the line,” said Long. “The public will have opportunities to speak to project engineers and environmental experts, view visual simulations, and ask questions about everything from structure design to line location,” Long added. “As we move forward, I’m asking those who have previously opposed this project to be open to working with us to address concerns. Through collaboration, Northern Pass can improve our state’s economic and energy future while ensuring New Hampshire’s unique quality of life for decades to come.”

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For more information about The Northern Pass, including a project map, please visit: northernpass.us.

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